EXHIBIT 10.29

*CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND
FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR
CONFIDENTIAL TREATMENT.

PROFIT SHARING AND INTERNET DISTRIBUTION AGREEMENT

THIS PROFIT SHARING AND INTERNET DISTRIBUTION AGREEMENT (this “Agreement”) is entered into as of this 22nd day of June, 2006 by and between Smart Energy Solutions, Inc., a corporation organized and existing under the laws of the State of Nevada, United States, having its principal place of business at 207 Piaget Avenue, Clifton, NJ 07011(“Manufacturer”) and Carter Group, Inc., a corporation organized and existing under the laws of the State of Florida, having its principal place of business at 5108 Fairway Oaks Drive, Windermere, FL 34786 (“Carter Group”).

WITNESSETH; that

WHEREAS, Manufacturer is the exclusive owner and has all right, title and interest to proprietary products currently referred to as the “Battery Brain” and owns two internet web sites over which it sells its Battery Brain product, as such is set forth in Exhibit C attached hereto and made a part hereof (the “Product”);

WHEREAS, Carter Group is engaged in the business of, among other things, the design, sales, and marketing of electronic controllers to the automotive and other industries;

WHEREAS, Manufacturer desires to appoint Carter Group as its exclusive sales and marketing agent for the Product over the internet, and desires to license to Carter Group the exclusive right to utilize its domain names and operate its web sites and otherwise market and sell the Product over the internet.

WHEREAS, Carter Group and Manufacturer are committed to working together and sharing profit generated as a result of business delivered to Manufacturer by Carter Group.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein set forth, the parties hereto hereby agree as follows:

1. Exclusive Appointment; Grant of License; and Term; Product Alterations.

1.1  Exclusive Appointment; Grant of License; and Term. Pursuant to the terms and conditions contained in this Agreement, Manufacturer grants and Carter Group accepts (i) an exclusive, royalty-free license to (a) operate and utilize the Manufacturer’s domain names as set forth in Exhibit A attached hereto and made a part hereof, and (b) a non-exclusive, royalty-free license to use Manufacturer’s trade names and Trademarks (as defined in Section 7.1 hereof) in connection with this Agreement, and (ii) the exclusive right in the United States and Canada (the “Territory”) to promote, market and sell the Product over the internet (“Internet Sales”), through direct web sites and via on-line advertising web sites. During the Term (as defined below), Manufacturer shall not appoint any other person or entity in the Territory as an agent for the sale of the Product in over the internet. The Term of this Agreement shall be for three (3) years, renewable annually, commencing on the date hereof, unless earlier terminated pursuant to Section 9.1 hereof (the “Term”). The Term may be renewed upon mutual written agreement of the parties hereto.

1.2  Alterations to Product. Manufacturer, at its option, subject to giving ninety (90) days notice, may discontinue the manufacture and/or sale of the Product, and may modify or alter the Product as Manufacturer, in its sole discretion, deems appropriate; provided, however, that in the event Manufacturer modifies or alters the Product, other than pursuant to an individual customer or market segment request or requirement, then Manufacturer shall, at no cost to Carter Group, trade out all of Carter Group’s then remaining inventory for the new, modified or altered Product. This trade however, shall only apply to discontinued Products and not to new or enhanced Products.

2. Purchase and Delivery of Product; Profit Sharing; Accounting; Right of Audit

2.1  Purchase Order. Carter Group shall order the Products from Manufacturer by submitting to Manufacturer a purchase order (the “Purchase Order”) in the form set forth in Exhibit B attached hereto and made a part hereof.

2.1 Percentage of Profit Share. In connection with the sale of the initial *  units of Product (“Initial Orders”) only, Manufacturer shall pay Carter Group a percentage of the “Gross Profit” in connection with any and all revenue generated as a result of Internet Sales of the Product (the “CG Share”) in accordance with the following schedule:

Number of Unites Sold  % Gross Profit Due Carter Group

1 to * Product units   *

For purposes of this Agreement, “Gross Profit” shall mean the difference between total sales attributable to Internet Sales and cost of goods sold attributable to the Products sold via Internet Sales, less returns. Following the sale of the initial * units of the Product, Carter Group’s compensation shall be in connection with its margin on the distribution and resale of the Product.

2.2 Separate Accounting. Manufacturer shall ensure that the accounting of all revenue generated by Carter Group attributable to Internet Sales, the relevant cost of goods sold related thereto, and the resultant Gross Profit are separately recorded in the financial statements of Manufacturer.

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* Omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.
* Omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

2.3 Right of Audit. Manufacturer shall allow Carter Group and its authorized representatives the right during normal business hours to inspect Manufacturer’s books and accounting records as they relate to Internet Sales, to make extracts and copies therefrom and to have full access to all Manufacturer’s property and assets for such purposes, provided always that in exercising such right Carter Group shall give reasonable prior written notice to Manufacturer and must conduct themselves in a reasonable manner.

3. Duties of Carter Group

3.1 Promotion of Sales; Maintenance of Web Sites. Carter Group agrees to use its best efforts to promote the sale of the Product via the internet through maintenance of a web-site and via on-line advertising web sites. Carter Group shall create, update and maintain internet web sites for purposes of promoting and selling the Product via the internet.

3.2 Expenses. Carter Group agrees to bear and assume all costs and expenses of every kind in connection with soliciting Internet Sales.

3.3 Competitive Products. Representative shall not, directly or indirectly, sell or solicit orders for the sale of or otherwise deal in products which, in the reasonable discretion of Manufacturer, are competitive with the Products.

3.4 Preliminary Marketing Plan; Business Plan. Within ten (10) business days of the execution of this Agreement, Carter Group has submitted to Manufacturer a preliminary marketing plan, summarizing its plan for the promotion, marketing and distribution of the Product within the Territory. Within thirty (30) days of the date hereof, Carter Group shall submit to Manufacturer a business plan (the “Carter Group’s Business Plan”) of its promotion, marketing and distribution of the Product within the Term, including without limitation, sales targets for each quarter in the Term. The Manufacturer and Carter Group shall agree to the quotas and other milestones set forth in the Carter Group’s Business Plan.

3.5 With respect to each Purchase Order, Carter Group shall be responsible at Carter Group’s cost and expense for: (1) ensuring the accuracy of the Purchase Order; (2) providing Manufacturer with any information necessary to enable Manufacturer to process the order; (3) complying with applicable legal requirements in the Territory, including, without limitation, labeling and marketing legal requirements; and (4) obtaining any necessary governmental permits, licenses, certificates of origin, approvals, and other requisite documents in respect of the importation of the Products into the Territory and their resale in the Territory. Further, Carter Group shall maintain an adequate amount of Product inventory to service the Market Segment in the Territory, and the initial amount of Product for which Carter Group shall issue a purchase order for hereunder is *  units. Carter Group shall also maintain a sales force reasonably adequate to service the Market Segment in the Territory.
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* Omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

3.6 Delivery. As soon as practicable after Manufacturer’s acceptance of a Purchase Order, but in no event more than three (3) days, Manufacturer shall notify Carter Group of the estimated delivery date (the “Estimated Delivery Date”) for the Products purchased. Manufacturer shall deliver the purchased Products at Carter Group’s expense in accordance with the method specified in the Purchase Order.

3.7  Title; Risk of Loss. The title to any of the Products shall not pass to Carter Group until Manufacturer has received payment in full of Purchase Order; provided, nevertheless, that the risk of loss of or damage to any of the Products shall pass to Carter Group from the time of delivery to the carrier at Manufacturer’s premises, whichever is earlier.

4. Duties of Manufacturer

4.1 Sales Materials. Manufacturer agrees to provide Carter Group, at no cost to Carter Group, such sales materials with respect to Products as Manufacturer generally makes available to its sales representatives, including technical specifications, price lists, drawings, advertisements and samples. Such materials remain the property of Manufacturer and, except insofar as they are utilized by carter Group in the course of its performance of its duties under this Agreement, must be promptly returned to Manufacturer upon written request.

4.2 Product Developments. Manufacturer agrees to keep Carter Group informed about developments with respect to the Products which may be useful or necessary to Carter Group in the performance of its duties under this Agreement.

4.3 Acceptance or Rejection of Orders. Manufacturer agrees to promptly notify Carter Group of its decision to accept or reject any orders placed by customers via the internet.

4.4 Shipment of the Initial Orders. Manufacturer shall, on Carter Group’s behalf, deliver the Initial Orders directly to the customers at their designated shipping locations.

5. Payment for Products.

5.1  Prices. Attached hereto as part of Exhibit C is Manufacturer's price schedule for the Products. All prices are exclusive of import duties, landing charges, and governmental excise, sales, use, occupational and similar taxes. The prices shall be subject to change by Manufacturer from time to time upon sixty (60) days prior written notice to Carter Group; provided, however, that no price change shall affect purchase orders accepted by Manufacturer prior to notifying Carter Group of such change.

5.2  Transportation Costs. Carter Group shall, in addition to the price, be liable for arranging and paying all costs of transport and insurance. If Manufacturer agrees at the request of Carter Group to arrange for transport and insurance as agent for Carter Group, Carter Group shall reimburse Manufacturer the full shipping, handling, and other expenses thereof and all the applicable provisions of this Agreement shall apply with respect to the payment of such costs as they apply to payment of the price of the Products.

5.3  Taxes; Duties. All prices for the Products are exclusive of any applicable taxes, including sales tax or any other value-added tax, for which Carter Group shall be additionally liable. Carter Group shall pay costs and expenses of obtaining any necessary governmental permits, licenses, approvals, and other requisite documents in connection with the import or export of the Products and any applicable duties, customs, tariffs, or other charges thereon.

5.4  Payment Method. Unless otherwise agreed by the parties in writing, payment shall be made by the Carter Group separately for each purchase order accepted by the Manufacturer. The Carter Group shall pay all invoice amounts within sixty (60) days of the date of invoice in U.S. dollars. .

5.5 Failure to Pay. If Carter Group fails to pay the price and other amounts due for any Products prior to or on the date such payment is due, Manufacturer shall be entitled (without prejudice to any other right or remedy it may have) to:

(a) cancel or suspend any further delivery to Carter Group;

(b)  sell or otherwise dispose of any Products which are the subject of any order by Carter Group, whether or not appropriated thereto, and apply the proceeds of sale to the overdue payment; and

(c)  charge Carter Group interest on the price at the rate of the lesser of one and one-half (1.5%) per cent per month from the date the payment became due until actual payment is made.

6.  Resale by Carter Group.

6.1  Generally. Carter Group shall be entitled to sell, in its own name and for its own account, the Products in the Market Segment and Territory. Carter Group shall have the right during the Term to describe itself as Manufacturer’s “Authorized Carter Group” for the Products in the Market Segment and Territory, but shall not hold itself out as Manufacturer’s agent or as being entitled to bind Manufacturer in any way. Carter Group shall use its best efforts to promote the sale of the Products in the Territory in accordance with the Carter Group’s Business Plan and Manufacturer’s policy and shall protect Manufacturer’s interests. Carter Group agrees that all its sales efforts are to be directed only to customers in the Territory.

6.2  Resale Prices. Carter Group shall be entitled to charge its customers the resale prices of the Products as it determines in its sole discretion. Carter Group shall avoid such pricing policies as would clearly adversely affect the image of the Products.

7.  Manufacturer’s Trademarks; Other Intellectual Property; IP Indemnity; Confidentiality.

7.1  Authorization. Manufacturer hereby authorizes Carter Group to use Manufacturer’s trademarks and trade names (collectively, the “Trademarks”) in the Territory solely on or in relation to the Products for the purposes only of exercising its rights and performing its obligations under this Agreement. Such authorization shall cease immediately upon the expiration or termination, for any reason, of this Agreement; provided, however, that Carter Group shall have the limited right sell the Products in stock at the date of expiration of this Agreement which bear the Trademarks.

7.2  Use of Trademarks. Carter Group shall ensure that each reference to and use of any of the Trademarks by Carter Group is in a manner from time to time approved by Manufacturer and accompanied by an acknowledgment, in a form approved by Manufacturer, that the same is a trademark (or registered trademark) of Manufacturer.

7.3  Prohibited Conduct. Carter Group shall not:

(a)  Make any modifications to the Products;

(b)  Alter, remove or tamper with any Trademarks, numbers, or other means of identification used on or in relation to the Products;

(c)  Use any of the Trademarks in any way which might prejudice their distinctiveness or validity or the goodwill of Manufacturer therein or in any manner not previously approved by Manufacturer;

(d)  Use in relation to the Products any trademarks other than the Trademarks without obtaining the prior written consent of Manufacturer; or

(e)  Use in the Territory any trademarks so resembling any Trademark as to be likely to cause confusion or deception.

7.4  Rights in Trademarks. Except as provided in this Section 6, Carter Group shall have no rights in respect of any Trademarks used by Manufacturer in relation to the Products or of the goodwill associated therewith, and Carter Group hereby acknowledges that, except as expressly provided in this Agreement, it shall not acquire any rights in respect thereof and that all such rights and goodwill are, and shall remain, vested in Manufacturer. Carter Group shall not register any Trademarks (or which are confusingly similar to the Trademarks) in the Territory or elsewhere.

7.5  Enforceability of Intellectual Property Rights. Carter Group shall take all such steps as Manufacturer may reasonably require to assist Manufacturer in maintaining the validity and enforceability of the intellectual property rights of Manufacturer in the Territory provided that Manufacturer shall reimburse Carter Group for all costs or other liabilities arising from or in connection with such steps which have previously been approved by Carter Group in writing.

7.6  Agreements. Carter Group shall, at the request of Manufacturer, execute such registered user agreements or licenses in respect of the use of the Trademarks in the Territory in the name of the Manufacturer as Manufacturer may request, provided that the provisions thereof shall not be more onerous or restrictive that the provisions of this Agreement.

7.7  Protection of Intellectual Property. Carter Group shall not do or authorize any third party to do any act which would or might invalidate or be inconsistent with any intellectual property rights of Manufacturer.

7.8  Notification of Infringement; Intellectual Property Indemnification. Carter Group shall promptly notify Manufacturer of any actual, threatened or suspected infringement in the Territory of any intellectual property rights of Manufacturer which comes to Carter Group’s attention, and of any claim by any third party so coming to its attention that the importation of the Products into the Territory, or their sale therein, infringes any rights of any other person, and Carter Group shall at the request and expense of Manufacturer do all such things as may be reasonably requested to assist Manufacturer in relation to any such infringement or claim. Manufacturer shall defend, indemnify, and hold harmless the Carter Group for any loss, damage, liability or expense, including reasonable attorneys’ fees, arising out of any third party claim of infringement of any patent, trademark, trade names, or copyright based on the manufacture, sale, license, use or installation of any materials, equipment, programs or services in connection with this Agreement. Manufacturer shall defend or settle, at its own expense, any action for which it is responsible hereunder.

7.9 Confidential Information. During the Term and after the expiration of the Term, Carter Group shall hold in strictest confidence and shall not directly or indirectly disclose, use or publish any of the Confidential Information (defined below) unless expressly authorized in writing by Manufacturer. As used in this Agreement, the term "Confidential Information" means all items, materials and information which belong to the Manufacturer and are not generally known to the public, or which have been confidentially provided to the Carter Group. Confidential Information includes, but is not limited to, this Agreement and the terms hereof, pricing information and policies, information concerning: trade secrets (as defined by applicable law); computer programs (code); software; research and development projects and materials; the Carter Group’s Business Plan; methods of operation; technical information; processes; formulas; compositions; systems; techniques; non-public know-how of the Manufacturer or its customers; customer account information, lists and data; estimating procedures; sources of supplies or materials; marketing plans or strategies; the existence and contents of agreements; financial information, data, statements or accounts; and all documentation, reports and data (recorded in any form) relating to the foregoing. Confidential Information does not include anything described above which (i) is or becomes generally available to the public other than as a result of a disclosure by Carter Group, its agents, representatives, advisors or employees; or (ii) becomes available to Carter Group or to Carter Group’s agents, representatives, advisors or employees on a non-confidential basis from a source which was not then prohibited from disclosing such Confidential Information to us by a legal, contractual or fiduciary obligation to Manufacturer; or (iii) was in Carter Group’s possession, or in the possession of Carter Group’s agents, representatives, advisors or employees, or otherwise available to Carter Group’s, or Carter Group’s agents, representatives, advisors or employees, on a non-confidential basis prior to its disclosure to Carter Group or one or more of Carter Group’s agents, representatives, advisors or employees; or (iv) was independently developed by Carter Group without access to or the benefit of the Confidential Information.

8. Representations and Warranties

8.1 Carter Group Representations and Warranties. Carter Group represents and warrants to Manufacturer that (i) it has and will have full power and authority to enter into, and fully to perform, this Agreement and that no agreement or understanding with any other person, firm, or corporation exists or will exist which would interfere with Carter Group’s obligations hereunder or which would violate any agreement or understanding with any other person, firm or corporation; (ii) the disclosure to Manufacturer of any information by Carter Group in connection with Carter Group’s performance pursuant to this Agreement does not contravene any confidentiality obligation Carter Group may have to any third party; and (iii) all payments made under this Agreement constitute compensation for the services performed by Carter Group hereunder.

8.2 Manufacturer’s Representations and Warranties. Manufacturer represents and warrants to Carter Group that (i) he has and will have full power and authority to enter into, and fully to perform, this Agreement and that no agreement or understanding with any other person, firm, or corporation exists or will exist which would interfere with Manufacturer’s obligations hereunder or which would violate any agreement or understanding with any other person, firm or corporation; and (ii) Manufacturer has all applicable and necessary license to perform its obligations hereunder.

9. Termination and Change of Control.

9.1 Termination. Either party may terminate this Agreement upon one hundred eighty (180) days written notice by either party delivered to the non-terminating party at the address listed in Section 4.3 hereto, or immediately if a Default (as defined below) by the other party has occurred and is continuing by giving written notice thereof to the defaulting party. Except as otherwise specifically provided herein, the termination of this Agreement shall not relieve the parties of any obligation accruing with respect to this Agreement prior to such termination. The term “Default” shall mean any of the following events:

(a)	failure by a party to comply with or to perform any provision of this Agreement and continuance of such failure for ten (10) days after notice thereof to such party;

(b)
a party becomes insolvent, is unable to pay its debts as they mature or is the subject of a petition in bankruptcy, whether voluntary or involuntary, or of any other proceeding under bankruptcy, insolvency or similar laws; or makes an assignment for the benefit of creditors; or is named in, or its property is subjected to, a suit for the appointment of a receiver; or is dissolved or liquidated; or

(c)	any warranty or representation made by a party is this Agreement is breached or is false or misleading in any material respect.

In the event of termination of this Agreement, such termination shall not relieve the parties of any obligation accruing with respect to this Agreement prior to such termination and Carter Group shall be entitled to receive the CG Share in connection with all orders for Products accepted by manufacturer prior to and including the effective date of termination of this Agreement.

9.2 Change of Control. For purposes of this Agreement, a "Change of Control" shall mean (i) an acquisition of any voting securities of Manufacturer (the "Voting Securities") by any "person" (as the term "person" is used for purposes of Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934, as amended (or the Canadian equivalent) (the "1934 Act")) immediately after which such person has "beneficial ownership" (within the meaning of Rule 13d-3 promulgated under the 1934 Act (or the Canadian equivalent)) ("Beneficial Ownership") of 15% or more of the combined voting power of Manufacturer’s then outstanding Voting Securities with or without the approval of Manufacturer’s Board of Directors (“Board”); (ii) a merger or consolidation that results in more than 50% of the combined voting power of Manufacturer’s then outstanding Voting Securities or its successor changing ownership (whether or not approved by the Board); (iii) the sale of all or substantially all of Manufacturer’s assets, or the entity that owns the Batter Brain™ assets; (iv) approval by the shareholders of Manufacturer of a plan of complete liquidation of Manufacturer; or (v) the individuals constituting the Board as of the date of this Agreement (the "Incumbent Board") cease for any reason to constitute at least 1/2 of the members of the Board. In the event of a Change of Control, then Distributor, at its option, may terminate this Agreement in consideration for being granted 250,000 warrants of SMGY (or its successor) stock at a strike price of forty five cents (U.S.) (US$0.45). If Carter Group elects not to terminate this Agreement and accept the warrants in the event of a change of control, then Manufacturer or its successor, at Manufacturer’s or successor’s option, shall either (i) extend the term of this Agreement for a period of three (3) years from the effective date of the Change of Control, in which case the notice provision pursuant to the termination for no cause provision of Section 9.1 shall be extended to three hundred sixty (360) days; or (iii) pay Distributor an amount equal to two (2) times the amount of annual gross profit generated by Distributor in the immediately preceding 12 month period of this Agreement.

10. Exclusivity. During the term of this Agreement, Carter Group will not enter into any activity, employment or business arrangement which conflicts with its obligations under this Agreement, without the prior written consent of Manufacturer. Carter Group will advise manufacturer of its position with respect to any activity, employment or business arrangement contemplated by it, which may be relative to this paragraph, and Carter Group agrees to disclose any such plans to Manufacturer prior to implementation thereof. Likewise, during the term of this Agreement, Manufacturer will not, directly or indirectly, market or sell the Product via the internet, or engage any other person or entity to market or sell the Product via the internet.

11. Miscellaneous

11.1. Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party.

11.2. Entire Agreement; Amendments. This Agreement constitutes the entire agreement of the parties with respect to its subject matter and supersedes all prior agreements and understandings of the parties, written or oral, with respect thereto. This Agreement may only be amended or modified pursuant to a written instrument duly executed by both parties.

11.3. Notices. All notices and other communications under this Agreement shall be in writing and shall, unless otherwise expressly provided, be deemed given if delivered personally or transmitted by telecopy or mailed by registered or certified first class mail to the persons at the following addresses, changes to which each party shall specify by like notice to the other party:

If to Carter Group, to Carter Group, Inc., 5108 Fairway Oaks Drive, Windermere, FL 34786. Attention: President.

If to Manufacturer, to Smart Energy Solutions, Inc., 207 Piaget Avenue, Clifton, NJ 07011. Attention: President.

11.4. Waivers. No failure or delay to exercise any power, right or remedy under this Agreement shall operate as a waiver, nor shall the waiver of a breach of any provision of this Agreement operate as a waiver of any subsequent breach. Any and all remedies which either party may have under this Agreement shall be in addition to, and not in lieu of any other remedies, all such remedies being cumulative.

11.5. Severability. If any provision of this Agreement shall to any extent be held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

11.6. Governing Law. This Agreement and the rights and obligations of the parties under it shall be governed by, construed and interpreted in accordance with, the laws of the State of New Jersey.

11.7 Dispute Resolution; Arbitration; Waiver of Jury Trial.

(a) Initial Dispute Resolution. In the event of any dispute relating to this Agreement or the breach, termination or validity thereof, the party making the claim will give notice to the other party setting forth the matters in dispute. The parties shall negotiate in good faith to resolve such dispute for thirty (30) days following the receiving party’s receipt of such notice of dispute. If the parties hereto shall not have resolved the dispute within such thirty (30) day period, the items in dispute will be exclusively and finally determined and settled by binding arbitration in accordance with this Section 11.7, in which case either party may submit the dispute to arbitration in accordance with the procedures set forth below.

(b) Arbitration Rules. Any claim, controversy or dispute concerning questions of fact or law arising out of or relating either to this Agreement in connection with the performance by either party hereto, or to the threatened, alleged, or actual breach thereof by either party hereto which is not disposed of by mutual agreement pursuant to Section (a) above, shall be settled by arbitration, to be held in New York City in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), before an arbitrator jointly selected by Manufacturer and Carter Group. If the parties are unable to agree upon a single arbitrator, each party will select one arbitrator from the AAA list and the two arbitrators shall select a third arbitrator from the AAA list. The decision of the arbitrator shall be final, conclusive, and binding upon the parties hereto. Judg-ment upon an award rendered by the arbitrator may be entered in any court of competent jurisdiction. Except as otherwise specifically provided in this clause, neither party hereto shall institute any action or proceeding against the other party hereto in any court with respect to any dispute which is or could be the subject of a claim or proceeding pursuant to this clause. The law to be applied in any such arbitration shall be that law referenced in Section 11.6 hereof.

(c) Waiver of Jury Trial. THE PARTIES AGREE AND ACKNOWLEDGE THAT THEY HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT. The scope of this waiver is intended to be all-encompassing of any and all disputes, including, without limitation, contract claims, tort claims, and all other common law and statutory claims. This waiver is irrevocable, and shall apply to any subsequent amendments, renewals, or modifications to this Agreement or any Exhibit to this Agreement.

11.8. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

11.9 Public Announcements; Disclosure. Each party hereto shall consult with the other party prior to making any such press release, public announcement or public confirmation or disclosure regarding this Agreement as it relates to the other party, and no such press release, public announcement or public information or disclosure shall be made without prior written consent and approval of the other party. The foregoing shall not preclude either party from making any disclosure that a party reasonably believes is required by operation of law, rule or regulation or disclosing that the parties have a working relationship to prospective clients.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

SMART ENERGY SOLUTIONS, INC.                       CARTER GROUP, INC.

By: /s/ Pete Mateka     By: /s/ Butch Carter

Its: CEO                                                                           Its: CEO

EXHIBIT A

Domain names

www.batterybrain.com
www.batterybrain.net
www.batterybrain.tv

EXHIBIT B

Purchase Order

EXHIBIT C

Product Listing and Product Pricing

*

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* Omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.